                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             ARRIS GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               ARRIS GROUP, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 29, 2002

To the Stockholders of ARRIS Group, Inc.:

     The Annual Meeting of Stockholders of ARRIS Group, Inc. will be held at the Company's corporate facilities, located at 11450 Technology Circle, Duluth, Georgia, on Thursday, May 29, 2002 at 10:00 a.m., for the purpose of (a) electing 11 directors, (b) approving the 2002 Stock Incentive Plan, and (c) transacting such other business as may be brought before the meeting or any adjournment(s) thereof.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date and promptly return the enclosed proxy in the envelope provided.

     The Board of Directors has fixed the close of business on April 19, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting. The list of stockholders as of the date of record will be made available at the offices of the Company at the above address and will be available at the meeting.

     A copy of ARRIS Group, Inc.'s Annual Report to Stockholders for the fiscal year ended December 31, 2001 is enclosed. Additional copies of this report may be obtained without charge by writing the Secretary of ARRIS Group, Inc., 11450 Technology Circle, Duluth, Georgia 30097.

                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           /s/ LAWRENCE A. MARGOLIS

                                           Lawrence A. Margolis,
                                           Secretary

Duluth, Georgia
April 29, 2002

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                              OF ARRIS GROUP, INC.

                            TO BE HELD MAY 29, 2002

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ARRIS Group, Inc., a Delaware corporation (the term "ARRIS" or the "Company," as used herein means the Company together with or without its subsidiaries, as the context may require). The Company's corporate headquarters is located at 11450 Technology Circle, Duluth, Georgia 30097 (telephone 678-473-2000). The Proxy Statement and form of proxy were first mailed to stockholders on or about April 29, 2002. Proxies solicited by the Board of Directors of the Company are to be voted at the Annual Meeting of Stockholders of the Company to be held on May 29, 2002 at 10:00 a.m. at the Company's corporate facilities, 11450 Technology Circle, Duluth, Georgia or any adjournment(s) thereof.

     This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, telegram or letter. The costs of this solicitation will be borne by the Company. The Company may request brokerage houses, nominees or fiduciaries and other custodians to solicit their principals or customers for their proxies, and may reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation for a fee of $6,000 plus expenses.

                                     VOTING

     Shares of Common Stock, $0.01 par value, of the Company ("Common Stock") represented by proxies in the accompanying form, which are properly executed and returned to the Company (and which are not effectively revoked) will be voted at the meeting in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted IN FAVOR OF the election as directors of the nominees listed herein, IN FAVOR OF Proposal 1 to approve the Company's 2002 Stock Incentive Plan (the "Incentive Plan"), and in the discretion of the appointed proxies, upon such other business as may properly be brought before the meeting.

     Each stockholder has the power to revoke his or her proxy at any time before it is voted by (i) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy or (ii) attending the meeting and voting his or her shares in person.

     The Board of Directors has fixed the close of business on April 19, 2002, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

     As of April 19, 2002, 81,761,685 shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote per share.

     A majority of the outstanding shares of Common Stock will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the election of directors will be determined by a plurality of the votes of the shares represented at the meeting, and the approval of Proposal 1, to approve the Incentive Plan, will be determined by the affirmative vote of the majority of the shares represented at the meeting. Shares represented at the meeting which abstain from voting, or in the case of directors, withhold votes will be counted in determining the presence of a quorum. Withheld votes will not affect the election of directors. An abstention on Proposal 1 has the same effect as a "no" vote unless, in the case of Proposal 1, such abstention is by virtue of a "broker non-vote."

                             ELECTION OF DIRECTORS

     In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below, all of whom, with the exception of Mr. Bosco and Ms. Spradley, presently serve on the Board of Directors, to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will decline or be unable to serve as director, in either such event the proxies will be voted for another person selected by the Board of Directors, unless the Board acts to reduce the size of the Board of Directors in accordance with the provisions of ARRIS' by-laws. The current number of Directors has been set by the Board at 11.

             NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2003

---------------------------------------------------------------------------------------------
     Name:                                      Harry L. Bosco
     Age:                                       56
     ARRIS Board Committee:                     None.
     Principal occupation and recent
     business experience:                       Mr. Bosco is the Chief Executive
                                                Officer, President and a Director of
                                                OptNext, Inc., an Optical Component
                                                Company privately owned by Hitachi Ltd.
                                                and Clarity Partners, since 2000. Prior
                                                thereto he has held, since 1965,
                                                numerous senior management positions
                                                within Lucent Technologies, formerly
                                                Bell Labs.
     Other directorships:                       Trustee Monmouth University, and a
                                                Member of the Village Network Board
---------------------------------------------------------------------------------------------
     Name:                                      John (Ian) Anderson Craig
     Age:                                       59
     Director since:                            1998
     ARRIS Board Committee:                     Audit Committee and Compensation
                                                Committee
     Principal occupation and recent
     business experience:                       Mr. Craig was Chief Marketing Officer of
                                                Nortel Networks, Inc., a leading global
                                                supplier of data and telephony network
                                                solutions and services, from September
                                                1998 through March 2000. Prior thereto
                                                he has held, since 1968, numerous senior
                                                management positions within Northern
                                                Telecom Inc., now known as Nortel
                                                Networks.
     Other directorships:                       BCI, CAE, Inc., TrizecHahn Corporation
                                                and Williams Communications Group.
---------------------------------------------------------------------------------------------
     Name:                                      John M. Egan
     Age:                                       54
     Director since:                            1993
     ARRIS Board Committee:                     Executive Committee
     Principal occupation and recent
     business experience:                       Chairman of the Board since 1997,
                                                President from 1980 through 1997 and
                                                Chief Executive Officer from 1980
                                                through 1999 of ARRIS and its
                                                predecessors.
     Other directorships:                       National Cable Television Association
                                                ("NCTA"), and the Walter Kaitz
                                                Foundation.
---------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------
     Name:                                      James L. Faust
     Age:                                       60
     Director since:                            1995
     ARRIS Board Committee:                     None.
     Principal occupation and recent
     business experience:                       Chief Executive Officer of Clearband
                                                LLC, developer of broadband video
                                                streaming software, since 2001. CEO of
                                                Evolve Products, Inc. from 1998 to 2001.
                                                Consultant since 1998 and Executive Vice
                                                President, International from 1995 to
                                                1998 of ARRIS.
     Other directorships:                       Evolve Products, Inc., Optinel Systems
                                                and Cabletel Communications Corporation.
---------------------------------------------------------------------------------------------
     Name:                                      Craig Johnson
     Age:                                       42
     Director since:                            2001
     ARRIS Board Committee:                     None.
     Principal occupation and recent
     business experience:                       Vice President, Head of Global Corporate
                                                Development for Nortel Networks Inc., a
                                                global supplier of data and telephony
                                                network solutions and services, since
                                                October 2001. From August 1996 he has
                                                held various executive positions within
                                                Nortel Networks. Prior thereto he was
                                                Vice President for Corporate Development
                                                for Etan Industries, a private company
                                                involved in the cable television and
                                                collections industry.
     Other directorships:                       None
---------------------------------------------------------------------------------------------
     Name:                                      William H. Lambert
     Age:                                       65
     Director since:                            1997
     ARRIS Board Committee:                     None.
     Principal occupation and recent
     business experience:                       Chairman, President and Chief Executive
                                                Officer of TSX Corporation, now a
                                                subsidiary of ARRIS, from 1988 to 1997.
     Other directorships:                       None.
---------------------------------------------------------------------------------------------
     Name:                                      John R. Petty
     Age:                                       71
     Director since:                            1993
     ARRIS Board Committee:                     Audit Committee (Chair)
     Principal occupation and recent
     business experience:                       Chairman of TECSEC Incorporated, a data
                                                security company since 1997. Chairman of
                                                Federal National Payables, Inc., a
                                                factoring company, since 1992. A private
                                                investor since 1988.
     Other directorships:                       Director of Anixter International, Inc.
---------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------
     Name:                                      Larry Romrell
     Age:                                       61
     Director since:                            2000
     ARRIS Board Committee:                     None.
     Principal occupation and recent
     business experience:                       A director of Liberty Media Corporation
                                                since March 1999. Mr. Romrell has also
                                                served as a consultant to Liberty since
                                                March 1999. Mr. Romrell served as an
                                                Executive Vice President of TCI from
                                                January 1994 to March 1999 and since
                                                March 1999 has served as a consultant to
                                                AT&T Broadband. Mr. Romrell also served,
                                                from December 1997 to March 1999, as
                                                Executive Vice President and Chief
                                                Executive Officer of TCI Business
                                                Alliance and Technology Co.; from
                                                December 1997 to March 1999, as Senior
                                                Vice President of TCI Ventures Group,
                                                LLC; and, from September 1994 to October
                                                1997, as President of TCI Technology
                                                Ventures.
     Other directorships:                       Director of Guaranty Bank & Trust
                                                Company and Liberty LiveWire
                                                Corporation.
---------------------------------------------------------------------------------------------
     Name:                                      Sue Spradley
     Age:                                       41
     ARRIS Board Committee:                     None.
     Principal occupation and recent
     business experience:                       President of Carrier Voice over Packet
                                                Division of Nortel Networks, a global
                                                supplier of data and telephony network
                                                solutions and services, since 2001.
                                                Prior thereto Ms. Spradley held various
                                                positions in sales, sales engineering,
                                                marketing, product management and
                                                customer service at Nortel Networks.
     Other directorships:                       Science Place
---------------------------------------------------------------------------------------------
     Name:                                      Robert J. Stanzione
     Age:                                       53
     Director since:                            1998
     ARRIS Board Committee:                     Executive Committee
     Principal occupation and recent
     business experience:                       President and Chief Executive Officer
                                                since January 1, 2000 and President and
                                                Chief Operating Officer from 1998
                                                through 1999 of ARRIS. President and
                                                Chief Executive Officer of Arris
                                                Interactive, a joint venture company of
                                                ARRIS and Nortel Networks, from 1995 to
                                                1997. Prior thereto held various
                                                management positions with AT&T
                                                Corporation since 1969.
     Other directorships:                       Evolve Products, Inc., and CoaXmedia.
---------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------
     Name:                                      Bruce Van Wagner
     Age:                                       76
     Director since:                            1993
     ARRIS Board Committee:                     Executive Committee (Chair)
     Principal occupation and recent
     business experience:                       A private investor. Chairman of the
                                                Company from 1993 to 1997.
     Other directorships:                       None.
     Other matters:                             In 2000, Mr. Van Wagner consented to the
                                                entry of a permanent injunction in
                                                connection with the settlement of a
                                                civil action by the Securities and
                                                Exchange Commission that enjoins him
                                                from engaging in conduct in violation of
                                                the securities laws.
---------------------------------------------------------------------------------------------

                          BOARD AND COMMITTEE MEETINGS

     The Audit Committee in 2001 consisted of Messrs. Petty (Chairperson), Samuel Skinner, and, until his resignation, William Schleyer. Pursuant to its written charter, a copy of which is attached as an appendix, the Audit Committee provides general review of the Company's accounting and auditing procedures, meets with the Company's independent auditors to review their recommendations and reviews related party transactions. The Audit Committee held three meetings in 2001 after the formation of the Company in its current form on August 3, 2001 in connection with the acquisition of Arris Interactive L.L.C. The current members of the Audit Committee are Messrs. Petty (Chairperson) and Craig. A third member will be added following the Annual Meeting. It is believed that Messrs. Petty, Skinner and Schleyer are "independent" as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. Mr. Craig is not considered independent within that definition because three years have not elapsed since his employment by Nortel Networks, which is currently an Affiliate of the Company. Nevertheless the Board of Directors determined that it is in the best interest of the Company and its stockholders for Mr. Craig to serve on the Audit Committee because he is highly qualified to do so by reason of his training and experience, there are no "independent" directors available to serve on the committee, and he is not currently engaged in any activities that will, in the future, disqualify him from being considered independent.

     The Compensation Committee, which in 2001 consisted of Messrs. Dammeyer (Chairperson) and Skinner, exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants. The Compensation Committee held two meetings in 2001 after the formation of the Company in its current form on August 3, 2001 in connection with the acquisition of Arris Interactive L.L.C. The current members of the Compensation Committee are Messrs. Craig and Dammeyer (who is not standing for reelection). One or two new members will be added to the committee following the Annual Meeting.

     The Executive Committee, currently consisting of Messrs. Dammeyer, Egan, Stanzione and Van Wagner (Chairperson), exercises the full powers of the Board of Directors to the extent permitted by law in the intervals between Board meetings, and to the extent desired, serves as the nominating Committee for the Board of Directors. The Executive Committee held no meetings in 2001.

     The Board of Directors held four meetings in 2001 after the formation of the Company in its current form on August 3, 2001 in connection with the acquisition of Arris Interactive L.L.C.

     Each of the directors, with the exception of Mr. Dammeyer, attended 75 percent or more of the total of all meetings held by the Board and the committees on which the director served.

                             EXECUTIVE COMPENSATION

     The following tables set forth information about the compensation of its Chief Executive Officer, and the four most highly compensated executive officers of ARRIS for the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                          COMPENSATION AWARDS
                                                                      ---------------------------
                                          ANNUAL COMPENSATION         RESTRICTED       SECURITIES
                                    -------------------------------     STOCK          UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   OTHER($)   AWARDS($)        AWARDS(#)    COMPENSATION($)(4)
---------------------------  ----   ---------   --------   --------   ----------       ----------   ------------------
Robert J. Stanzione......    2001    550,000    170,625                       0         500,000           38,750
  President, Chief           2000    500,000     37,500               1,125,000(1)(2)   160,000           47,634
  Executive Officer          1999    420,000    254,600                 233,625(3)      500,000            2,500
John M. Egan.............    2001    500,000    131,250                       0         268,000           30,500
  Chairman                   2000    500,000     37,500                 187,500(2)            0           50,156
                             1999    500,000    525,500                       0         100,000            1,250
Lawrence A. Margolis.....    2001    325,000     68,145     57,218(5)         0         110,000           20,459
  Executive Vice             2000    309,000     18,540     45,000       92,700(2)       60,000           27,882
  President, Chief           1999    300,000     67,245                 221,944(3)       50,000            2,213
  Financial Officer
Gordon E. Halverson......    2001    232,000     40,687     54,405(6)         0          50,000           15,829
  Executive Vice             2000    220,000     52,580     33,334       30,250(2)      100,000           17,628
  President, Sales           1999    216,400    112,624     33,333       24,920(3)            0            1,939
Ronald M. Coppock........    2001    205,500     35,962                       0          26,667           15,330
  President International    2000    195,000     82,680                   7,314(2)       60,000           12,977
                             1999    185,000     50,524                  14,017(3)            0            5,000

---------------

(1) The amount in 2000 for Mr. Stanzione includes the value as of January 31, 2000 ($937,500), which was the date of grant, of the grant of 24,077 stock units that convert on a one-for-one basis into shares of common stock at the time predetermined at grant. Twenty percent of the units will be forfeited if Mr. Stanzione leaves Arris without good reason before June 30, 2004. As of December 31, 2001, the value of common stock into which the unvested portion of these units would convert was $234,992. Generally, holders of stock units are entitled to receive any distribution made to holders of common stock or an equitable adjustment to the number of stock units based on such distribution.

(2) Amounts in 2000 for Messrs. Stanzione, Egan, Margolis, Halverson and Coppock, represent the value of restricted common stock granted on February 21, 2001, at $9.844 per share. The restricted common stock vests in thirds beginning on the date of grant and then on each anniversary of the date of grant. Although the stock was issued in 2001, it relates to 2000 compensation for these officers. Holders of the restricted stock are entitled to receive any distribution made to holders of common stock. As of December 31, 2001, the unvested shares had a value of $185,899, $185,899, $91,909, $29,992 and $21,755, respectively.

(3) Amounts in 1999 represent the value as of January 31, 2000, which was the date of grant, of the grant of stock units that convert on a one-for-one basis into shares of common stock at the time predetermined at grant. Although the stock units were issued in 2000, they relate to 1999 compensation for these officers. Twenty percent of the units will be forfeited if the employee leaves ARRIS without good reason before December 31, 2002. As of December 31, 2001, the value of common stock into which the unvested portion of these units would convert was $58,560, $55,632, $6,246 and $4,392 for Messrs. Stanzione, Margolis, Halverson and Coppock, respectively. Generally, holders of stock units are entitled to receive any distribution made to holders of common stock or an equitable adjustment to the number of stock units based on such distribution.

(4) Represents contributions by the Company to an employee savings plan and a supplemental savings plan.

(5) Includes $45,000 for forgiveness of relocation advance.

(6) Includes $33,334 for forgiveness of relocation advance.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                            -----------------------------------------------------------       VALUE AT ASSUMED
                             NUMBER OF     % OF TOTAL                                          ANNUAL RATES OF
                            SECURITIES      OPTIONS                                       STOCK PRICE APPRECIATION
                            UNDERLYING     GRANTED TO                           DATE         FOR OPTION TERM(2)
                              OPTIONS     EMPLOYEES IN      EXERCISE OR          OF       -------------------------
NAME                        GRANTED(#)    FISCAL YEAR    BASE PRICE($/SH)    EXPIRATION      5%($)        10%($)
----                        -----------   ------------   -----------------   ----------   -----------   -----------
Robert J. Stanzione.......    500,000(1)     11.99%           $10.20         8/06/2011    $3,207,362    $8,128,087
John M. Egan..............    268,000(1)      6.43%           $10.20         8/06/2011    $1,719,220    $4,356,608
Lawrence A. Margolis......    110,000(1)      2.64%           $10.20         8/06/2011    $  705,650    $1,788,160
Gordon E. Halverson.......     50,000(1)      1.20%           $10.20         8/06/2011    $  320,750    $  812,800
Ronald M. Coppock.........     26,667(1)      0.64%           $10.20         8/06/2011    $  171,069    $  433,499

---------------

(1) The options were 1/4 vested at time of grant with the remainder vesting equally over three years, and expire in 10 years. However if the price of the stock is at or above a specific price (which varies according to the exercise price of certain ANTEC options previously granted to the grantee) for a specified period, the option will be fully vested and will expire in 6 months.

(2) The potential realizable value is calculated based on the term of the option at its time of grant, which is ten years, assuming the fair market price of the common stock on the date of grant (the average of the high and low on the date of grant) appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are for presentation purposes only and are not predictions of future stock prices.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                             NUMBER OF
                                                            SECURITIES          VALUE OF
                                                            UNDERLYING         UNEXERCISED
                                                            UNEXERCISED       IN-THE-MONEY
                                                            OPTIONS AT         OPTIONS AT
                                                             FY-END(#)          FY-END($)
                       SHARES ACQUIRED ON      VALUE       EXERCISABLE/       EXERCISABLE/
                          EXERCISE(#)       REALIZED($)    UNEXERCISABLE    UNEXERCISABLE(1)
                       ------------------   -----------   ---------------   -----------------
Robert J.
  Stanzione..........           0                 0       850,000/910,000    $65,600/$196,800
John M. Egan.........           0                 0       711,500/237,000         $231,413/$0
Lawrence A.
  Margolis...........           0                 0       432,500/217,500   $215,850/$73,800
Gordon E.
  Halverson..........           0                 0       245,000/110,000   $147,550/$98,400
Ronald M. Coppock....           0                 0        45,833/105,001    $29,788/$49,200

---------------

(1) The value of the unexercised options was calculated using the difference between the option exercise price and the fiscal year-end fair market value (the average of the high and the low stock price on December 31, 2001) of $9.64 per share, multiplied by the number of shares underlying the option.

                               PENSION PLAN TABLE

                                  ESTIMATED BENEFIT BASED ON YEARS OF SERVICE
                         --------------------------------------------------------------
REMUNERATION               10         15         20         25         30         35
------------             -------   --------   --------   --------   --------   --------
$150,000...............  $17,081   $ 25,622   $ 34,162   $ 42,703   $ 51,244   $ 51,244
 200,000...............   23,581     35,372     47,162     58,953     70,744     70,744
 250,000...............   30,081     45,122     60,162     75,203     90,244     90,244
 300,000...............   36,581     54,872     73,162     91,453    109,744    109,744
 350,000...............   43,081     64,622     86,162    107,703    129,244    129,244
 400,000...............   49,581     74,372     99,162    123,953    148,744    148,744
 450,000...............   56,081     84,122    112,162    140,203    168,244    168,244
 500,000...............   62,581     93,872    125,162    156,453    187,744    187,744
 550,000...............   69,081    103,622    138,162    172,703    207,244    207,244
 600,000...............   75,581    113,372    151,162    188,953    226,744    226,744
 650,000...............   82,081    123,122    164,162    205,203    246,244    246,244
 700,000...............   88,581    132,872    177,162    221,453    265,744    265,744

     The amounts in the table above are annual straight-line annuity amounts (which are not reduced for Social Security benefits) payable upon retirement at age 65 under ARRIS' funded defined benefit pension plan and an unfunded supplementary defined benefit pension plan. The benefits are determined by the average of the five highest consecutive years of salary and bonus during an employee's last ten years of service. Bonus is attributable to the year in which it is paid not the year for which it is accrued. Thus, the covered remuneration for 2001 was the salary for 2001 and the bonus accrued for 2000 in the "Summary Compensation Table." As of December 31, 2001, Messrs. Egan, Stanzione, Margolis and Halverson have approximately 28, 15 (actual service tripled pursuant to employment agreement), 19 and 33 years of service, respectively. Mr. Coppock was not eligible to participate in the Pension Plan. In exchange for Mr. Egan's agreement to consult with ARRIS from the termination of his employment until 2007, ARRIS has agreed to provide Mr. Egan a supplemental benefit, which together with the benefits under other pension plans of ARRIS, will provide Mr. Egan a single life annuity of $41,667 a month beginning at age 55. Mr. Egan has elected to take the unfunded portion of his pension benefits in a lump sum in accordance with the terms of his agreement. ARRIS in 1999 adopted changes in its retirement plans that enabled Messrs. Stanzione, Margolis, and Halverson to elect to freeze their benefits in the funded pension plan as of December 31, 1999, in exchange for better matching contributions in the future by ARRIS under its 401(k) savings plan and supplemental savings plan. They continue to participate in the unfunded supplementary pension plan that provides benefits based on the remuneration that is in excess of the remuneration, $170,000 in 2001, that the federal tax rules permit to be considered in determining benefits under the funded pension plan. For a discussion of the additional retirement agreements with Messrs. Stanzione and Halverson, see "Employment Contracts and Termination of Employment and Change in Control Arrangements."

                           COMPENSATION OF DIRECTORS

     The Company pays its directors who are not employed by the Company or Nortel Networks annual retainers of $50,000 in the form of stock units which convert to Common Stock on a one-for-one basis at the pre-arranged time selected by each director plus cash fees of $1,000 for each board meeting attended, $750 for each Committee meeting attended and a $2,500 annual retainer for Committee chairperson. These directors are also annually granted options to purchase 5,000 shares of Common Stock at the price of the stock at the time of grant.

     Effective February 1, 1998, Mr. Faust's arrangement with the Company was changed from an employment contract to a consulting contract providing for quarterly payments of $27,500 for five years.

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Employment contracts. The Company has entered into employment agreements with Messrs. Egan, Stanzione, Margolis, Halverson, and Coppock. Mr. Egan's agreement expires at the end of May 2002, but he has agreed to continue with the Company as a consultant as described below. The agreements obligate the other officers to continue to serve the Company and for the Company to continue to employ these officers until the agreements are terminated by the required prior notice or for cause or good reason as defined in the agreements or until the agreements expire in the case of Messrs. Stanzione, Margolis and Halverson when they reach the ages of 62, 65 and 65, respectively, and in the case of Mr. Coppock in 2005. The agreements provide for minimum salaries equal to current salaries, ($600,000 in the case of Mr. Stanzione) and for the Company to determine annual bonus opportunities targeted at 100% of salary for Mr. Stanzione, 75% of salary for Mr. Egan and 50% or 60% of salary for the other officers. The agreements prohibit each officer from working for a competitor while receiving severance benefits from the Company. Mr. Margolis' agreement provides for the payment of a relocation assistance advance to him of $180,000, the repayment of which is to be forgiven in four annual installments beginning April 30, 2000, as long as he has not terminated his employment without good reason.

     Termination of employment. If the agreements are terminated without cause by the Company or with good reason by the executive, the agreements provide for the vesting of options to purchase shares of Common Stock and for the continuation of employment benefits (including salaries and bonuses) for three years in the case of Mr. Stanzione, two years in the case of Messrs. Margolis and Halverson (with insurance benefits continuing until age 65 for Mr. Halverson), and one year in the case of Mr. Coppock. The agreements prohibit each officer from working for a competitor while receiving these benefits from the Company. Messrs. Stanzione and Halverson have agreed to serve as consultants to the Company during the period they are receiving these benefits.

     Change of control. Good reason for termination of the employment agreement includes in the case of Messrs. Margolis and Halverson a change of control, in the case of Mr. Stanzione no longer being a chief executive of a significant public company or otherwise having his position materially diminished after a change of control, and in the case of Mr. Coppock a change of his responsibilities, compensation, or location in connection with a change of control. A change of control occurs, subject to certain exceptions, if any person becomes, directly or indirectly, the beneficial owner of securities representing more than 25% to 30% of the combined voting power of the Company's then outstanding voting securities, or if substantially all the Company's assets are sold or a comparable transaction occurs, or if certain changes in composition of the Company's Board of Directors occurs.

     Options to purchase shares of Common Stock granted in February 1998 to Mr. Stanzione and in May 1997 to other officers of the Company, provide that they vest if any person and its affiliates, other than Anixter International, Inc., Tele-Communications, Inc. and their affiliates acquire or tender for more than 50% of the stock of the Company.

     Special retirement provisions. The Company has agreed to establish a supplemental retirement plan for Mr. Stanzione that, together with the Company's other pension plans will provide Mr. Stanzione at age 62 a monthly single life annuity of approximately 50% of his final average compensation. His final average compensation is defined as one-twelfth of his then annual salary plus one twelfth of his then typical annual bonus. His then typical annual bonus shall be the annual average of the three highest full year bonuses for the five full years (or such lesser number of years) after 2001. To the extent that the full years falling within this period are less than three, his typical annual bonus shall be computed by averaging such full year bonuses, if any, falling within this period with 100% of his then annual salary times the number of years necessary to bring the number of years being considered to three. If Mr. Stanzione terminates his employment prior to age 62 because of a change of control, he is guaranteed that his total pension benefits from the Company will not be less than $33,333 a month.

     In exchange for his agreement to serve the Company as a consultant for up to 20 days a year until May 31, 2007, the Company has agreed to provide Mr. Egan a supplemental retirement plan that, together with the other pension plans of the Company, will provide Mr. Egan at age 55 a single life annuity of $41,667 a month. Mr. Egan has elected to receive this supplemental benefit in a lump sum. The Company has also agreed to provide medical coverage to Mr. Egan and his wife until they are eligible for Medicare and to provide a $3,000,000 death benefit to Mrs. Egan if Mr. Egan dies before age 55.

     The employment agreement with Mr. Halverson provides that if he retires after reaching age 62, his options to purchase stock will vest and the Company will continue his salary and target bonus at 2/3 their normal rate for three years, subject to certain limitations. If Mr. Halverson's agreement is terminated by the Company without cause or by Mr. Halverson for good reason, including a change of control, Mr. Halverson may receive his pension benefits without reduction for early payment upon completion of the termination payments described above.

     Notwithstanding anything to the contrary set forth in any other of the Company's filings under the Securities Act of 1933, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Performance Graph presented below shall not be incorporated by reference into any such filings.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     To assure the continued services of its key officers, the Company has entered into employment agreements with its officers, including Messrs. Egan, Stanzione, Margolis, Halverson and Coppock. The salaries and bonus opportunities specified in these agreements see "Employment Contracts and Termination of Employment and Change-In-Control Arrangements," were initially determined after reviewing publicly available information on the compensation practices of cable companies and distributors and manufacturers of sophisticated electronic products. (No attempt was made to limit these companies to the companies in the published industry index used in the "Performance Graph.") However, because of the differences in size and business between these companies and ARRIS, the salaries and bonus opportunities specified in the employment agreements were subjectively determined by the Committee to be within the Committee's goal of salaries within the median of the range paid by others for comparable positions and bonus opportunities within the high end of the range provided by others for comparable positions.

     In general, grants of options to purchase stock of the Company are determined in the same manner as other components of compensation, taking into account the option granting practices of firms with which the Company competes for employees and investors. In general, the level of the grantee's salary and bonus opportunity determines the relative number of options. In general, new grants are not affected by previous grants. In 2001, however, in connection with the formation of the current company by the consolidation of ANTEC Corporation and Arris Interactive L.L.C., new options were granted to all holders of ANTEC options with exercise prices at $15.60 or higher. The new options have exercise prices of $10.20, were 1/4 vested at time of grant with the remainder vesting equally over three years, and expire in 10 years. However if the price of the stock is at or above a specific price (which varies according to the exercise price of the ANTEC options previously granted to the grantee) for a specified period, the new option will be fully vested and will expire in 6 months. At the same time, options, and in two cases, restricted shares of stock were granted to employees of Arris Interactive L.L.C. based on the long-term incentive opportunities they had been previously granted by their employer.

     Following the formation of the current Company, the terms of Mr. Stanzione's employment arrangement were modified as set forth in "Employment Contracts and Termination of Employment and Change-in-Control." These modifications were based on the Committee's judgment of what would be appropriate to reflect the changes that had occurred in light of the information provided by consultants about the compensation practices of certain other public companies.

     Annual bonus targets are set as a percentage of base salary compensation. In 2001, this percentage was approximately 88% for Mr. Stanzione, 75% for Mr. Egan, and 60% to 50% for the other named officers. Actual bonuses can range from zero to 150% (200% for the Chief Executive and Financial Officers) of target, dependent upon the achievement of goals set at the beginning of the year. It was determined that based on the Company's results for 2001, no bonuses would be paid for financial goals, but that in consideration of the non-financial achievements of the management team during the year, each executive officer would be awarded a subjective bonus of 35% of target.

     The components of executive officer compensation related to the performance of the Company are the portions of the annual bonus awards based on financial performance and the ultimate value of long-term incentive awards as determined by the stock market. The executive officers, particularly the Chief Executive Officer, have suffered substantial losses in the positions in the Company's stock they are required to maintain by the Company's stock ownership guide lines and vesting restrictions in grants they have earned.

     It is the policy of the Company to structure its compensation in a manner which will avoid the limitations imposed by the Omnibus Budget Reconciliation Act of 1993 on the deductibility of executive compensation under Section 162 (m) of the Internal Revenue Code to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives in a cost effective manner.

                Rod F. Dammeyer                Samuel K. Skinner

                           REPORT OF AUDIT COMMITTEE

     Pursuant to its written charter, the Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we do not represent ourselves to be or to serve as, accountants or auditors by profession. Therefore, we have relied, without independent verification, on management's representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company's consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company's consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of our Company's consolidated financial statements has been carried out in accordance with generally accepted auditing standards or that our Company's independent accountants are in fact independent.

     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

     We reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, we discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services provided by the auditors to the Company with their independence.

     We discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and, as deemed advisable, without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. We, or the Chair of the Committee on behalf of the Committee (with the opportunity to convene a meeting of the full committee if deemed advisable), reviewed proposed interim financial statements with management and the independent auditors.

     In 2001, following the formation of the current Company on August 3, 2001, we had three meetings. In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission. In addition, we have selected the Company's independent auditors.

                 John R. Petty               Samuel K. Skinner

                               PERFORMANCE GRAPH

     Below is a graph comparing total shareholder return on the Company's stock since December 31, 1996 through December 31, 2001, with the Standard & Poor's 500 and the Index of NASDAQ U.S. Stocks of entities in the industry of electronics and electrical equipment and components, exclusive of computer equipment, (SIC 3600-3699), prepared by the Center for Research in Securities Prices ("CRSP Peer Index"). The stock performance graph assumes the investment of $100 on December 31, 1996 and reinvestment of all dividends.

                              (PERFORMANCE GRAPH)

-------------------------------------------------------------------------------------------------------
                             12/31/96     12/31/97     12/31/98     12/31/99     12/31/00     12/31/01
-------------------------------------------------------------------------------------------------------
  ARRIS GROUP, INC            100.0        173.6        223.6        405.6         87.8        108.4
  S&P 500                     100.0        133.5        172.2        208.5        190.0        167.6
  CRSP Peer Index             100.0        104.7        145.1        323.6        239.7        144.1

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of April 19, 2002, certain information with respect to the Common Stock of the Company that may be deemed beneficially owned by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors, officers and nominees as a group.

                                               SHARES        SHARES THAT      TOTAL SHARES --
                                            BENEFICIALLY   MAY BE ACQUIRED     PERCENTAGE OF
NAME OF BENEFICIAL OWNER(1)                   OWNED(2)     WITHIN 60 DAYS    CLASS IF . 1%(3)
---------------------------                 ------------   ---------------   -----------------
Harry L. Bosco............................          0                 0              0      *
J. A. Ian Craig...........................      9,200                 0          9,200      *
Ronald M. Coppock(4)(5)...................      3,105            60,833         63,938      *
Rod F. Dammeyer...........................     13,300                 0         13,300      *
John M. Egan..............................     57,961           750,500        808,461    1.0%
James L. Faust............................     10,948            50,000         60,948      *
Gordon E. Halverson(4)....................     10,352           252,500        262,852      *
Craig Johnson.............................          0                 0              0      *
William H. Lambert........................     14,250            20,000         34,250      *
Lawrence A. Margolis(4)...................     42,858           455,000        497,858      *
John R. Petty.............................      7,900             7,500         15,400      *
Sue Spradley..............................          0                 0              0      *
Robert J. Stanzione(4)....................     84,281           975,000      1,059,281    1.3%
Bruce Van Wagner..........................     65,800            51,250        117,050      *
All directors, nominees and executive
  officers as a group including the above
  named persons...........................    351,966         2,791,624      3,143,590    3.9%

---------------

 * Percentage of shares beneficially owned does not exceed one percent of the class.

(1) Unless otherwise indicated, each person has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2) Includes 48,750 stock units awarded to directors that convert on a one for one basis into shares of ARRIS Common Stock at a time predetermined at the time of issuance.

(3) All currently exercisable options deemed to be beneficially owned by the person or persons for whom the calculation is being made, are deemed to have been exercised for the purpose of calculating this percentage.

(4) Includes 450, 640, 5,700, and 6,000 stock units that convert on a one for one basis into shares of Common Stock at the time predetermined at issuance for Messrs. Coppock, Halverson, Margolis, and Stanzione, respectively. Twenty percent of these units will be forfeited if the holder leaves the Company without good reason before December 31, 2002. Includes 24,077 stock units for Mr. Stanzione. Twenty percent of these units will be forfeited if he so leaves the Company prior to June 30, 2004.

(5) Includes 316 shares in the Company's 401(k) plan.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of April 19, 2002 with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

                                                                       AMOUNT AND NATURE OF   PERCENT
TITLE OF CLASS              NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP   OF CLASS
--------------              ------------------------------------       --------------------   --------
Common...............  Nortel Networks Corporation                          37,000,000(1)       45.3%
                       8200 Dixie Road, Suite 100
                       Brampton, Ontario L6T 5P6 Canada
Common...............  Liberty Media Corporation                             7,681,341(2)        9.4%
                       8101 East Prentice Avenue, Suite 500
                       Englewood, Colorado 80111
Common...............  Cadant, Inc.                                          5,047,776(3)        6.2%
                       4343 Commerce Court
                       Lisle, Illinois 60504
Common...............  Mellon Financial Corporation and Subsidiaries         4,830,170(4)        5.9%
                       One Mellon Center
                       Pittsburgh, Pennsylvania 15258

---------------

(1) According to 13D, filed August 3, 2001

(2) According to 13D, filed on March 9, 1999, includes 854,341 shares of Common Stock issuable upon the exercise of certain stock options.

(3) According to 13G, filed January 8, 2002.

(4) According to 13G filed on January 24, 2002, Mellon Financial Corporation has Sole Voting Power for 4,181,470 shares, Shared Voting Power for 466,200 shares and Sole Dispositive Power for 4,830,170 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For a description of certain transactions with Mr. Faust, a director of the Company, see "Compensation of Directors."

     The Company loaned $100,000 to John Egan, its Chairman, in 1980 and an additional $50,000 in 1983. Although these loans are interest-free and have no stated maturity date, Mr. Egan is currently making monthly payments to the Company to reduce the outstanding balance on these loans. As of December 31, 2001, the balance due on the loans was $101,500. In 1999, the Company advanced $180,000 to Lawrence Margolis, Chief Financial Officer, to assist in his relocation to Atlanta. The repayment of this advance will be forgiven in four annual increments beginning April 30, 2000 as long as Mr. Margolis has not terminated his employment without good reason.

     On August 3, 2001, the Company acquired Nortel Networks' portion of Arris Interactive L.L.C., which was a joint venture formed by Nortel and us in 1995. Nortel exchanged its ownership interest in Arris Interactive L.L.C. for a subordinated redeemable preferred membership interest in Arris Interactive with a face amount of $100 million and 37 million shares of ARRIS Group, Inc. common stock. This membership interest earns a return of 10% per annum, compounded annually. For the year ended December 31, 2001, we recorded membership interest expense of $4.1 million. Following the acquisition, in accordance with the Amended and Restated Investor Rights Agreement, Nortel designated two new members of our Board of Directors. In connection with the acquisition of Arris Interactive L.L.C., we and Nortel Networks entered into a number of short and medium term agreements. These agreements included a Transitional Services Agreement pursuant to which Nortel Networks is to provide us transitional services for periods varying from 90 days to the life of certain products, a Loaned Employee Agreement pursuant to which Nortel Networks is to provide us the services of technical employees for up to 15 months, a Component Supply Agreement which entitles us to purchase certain product components from Nortel Networks for as long as we manufacture products using those components and from Nortel Networks suppliers for two years, a Development Agreement under which Nortel Networks is to complete two existing development projects for us, and a Sales Representation Agreement under which Nortel Networks will act a sales agent for us for Arris Interactive products in the international area through 2003 and in the USA through 2001. In 2001, we paid Nortel Networks $7.8 million pursuant to these agreements. During the entire year of 2001, we had sales to Nortel Networks of $23.4 million. At December 31, 2001, ARRIS had accounts receivable from Nortel of $18.9 million and accounts payable and accrued liabilities due to Nortel Networks of $21.4 million. We currently lease approximately 75,000 square feet of office space from Nortel Networks with an annual rental charge of approximately $675,000 expiring July 2004.

     For a portion of 2001, Liberty Media Corporation was a part of the Liberty Media Group of AT&T whose financial performance was "tracked" by a separate class of AT&T stock. See "Security Ownership of Principal Stockholders" for information on Liberty Media Corporation's interests in ARRIS. In August 2001, AT&T spun off Liberty Media to the holders of its tracking stock, and AT&T subsequently no longer indirectly owns that interest in the Company. The effective ownership includes options to acquire an additional 854,341 shares. A significant portion of the Company's revenue is derived from sales to AT&T (including MediaOne Communications, which was acquired by AT&T during 2000) aggregating $237.9 million, $431.5 million and $355.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. Giving effect to AT&T's acquisition of MediaOne Communications, sales to the combined entity aggregated $391.1 million for 1999. ARRIS had accounts receivable from AT&T of approximately $35.9 million, $21.7 million and $90.4 million at December 31, 2001, 2000 and 1999, respectively.

                                   PROPOSAL 1
                     APPROVAL OF 2002 STOCK INCENTIVE PLAN

     Recommendation. The Company's 2002 Stock Incentive Plan (the "Incentive Plan") has been adopted by the Compensation Committee of the Board of Directors subject to the approval of the stockholders at this meeting. The Incentive Plan is substantially the same, except for the number of shares of the Company's Common stock ("Shares"), as the Company's current stock incentive plan, which has only about 741,053 Shares for future awards. In the technology industry, stock based compensation is very important to the recruiting and retention of key personnel. The recent acquisitions of Arris Interactive L.L.C. and Cadant, Inc. have multiplied the number of persons eligible for stock incentive awards. The Board of Directors recommends that you approve this plan.

     Purpose. The purpose of the Incentive Plan is to facilitate the hiring, retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders.

     Administration and amendment. The Incentive Plan is administered by the Compensation Committee of the Company's Board of Directors or such other Board Committee as the Board may designate or by the Board itself (the "Committee"). The Board of Directors or the Committee may, from time to time, suspend, terminate, revise or amend the Incentive Plan or terms of any grant except that, without the approval of stockholders, no such revision or amendment may change the number of Shares covered by or specified in the Incentive Plan, change the restrictions described below, or expand those eligible for grants under the Incentive Plan.

     Participation. Any key employee, director, or active consultant of the Company and its subsidiaries is eligible to receive a grant under the Incentive Plan. The determination of the persons within these categories, which encompass all officers, including those named in the Summary Compensation Table, to receive grants and the terms and the form and level of grants will be made by the Committee. There are approximately 1,000 participants in the current stock incentive plan of the Company.

     Awards. Awards under the Incentive Plan may be in the form of incentive stock options, non-qualified stock options, stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units, dividend equivalent rights and reload options.

     Limitations. The exercise price of any option or stock appreciation right cannot be less than the fair market value of the corresponding number of Shares as of the grant date, provided that up to 10% of the Shares covered by the Incentive Plan may be granted under options or stock appreciation rights that have exercise prices that are not less than 85% of the fair market value of a corresponding number of Shares as of the date of grant, and provided further that the options or stock appreciation rights replacing options or rights not granted by the Company or its predecessor, ARRIS Group, Inc., may have exercise prices that, in the judgment of the Committee, result in options or rights comparable in value to those being replaced. In previous grants, the exercise price of stock options has been fair market value at the time of the grant and it is anticipated that this will continue to be the case in the absence of special circumstances. No more than 25% of the Shares may be awarded in a form other than options or stock appreciation rights. No person may be granted, in any period of two consecutive calendar years, awards under the Incentive Plan covering more than 1,000,000 Shares. No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments as a result of stock splits and other events that the adjust the number of Shares covered by the Incentive Plan, as explained below, will not be considered repricing.

     Number of Shares. A total of 2,500,000 Shares may be issued pursuant to the Incentive Plan. This number will be adjusted for stock splits, spin-offs, extra-ordinary cash dividends and similar events. The Shares may be newly issued Shares or Shares acquired by the Company. To the extent grants terminate for any reason without the issuance of Shares, those Shares will not be counted against the number of Shares that may be issued under the Incentive Plan. The number of Shares that may be issued will be increased by number of shares of Common Stock surrendered for the payment of exercise prices of options to purchase Shares or taxes on the issuance of Shares.

     Taxes. Generally, under present federal tax laws, a grant of a stock option, a stock unit or a share of restricted stock subject to the required risk of forfeiture under the Incentive Plan should create no tax consequences for a participant at the time of grant. Generally, the Company will be entitled to tax deductions at the time and to the extent that participants recognize ordinary income. In some cases (generally other than options with exercise prices no lower than fair market value of the Shares on the date of grant), the Company will not be entitled to this deduction to the extent the amount of such income, together with other compensation received by that person from the Company, exceeds $1,000,000 in any one year.

     Upon exercise of an option, which is not an incentive stock option ("ISO") within the meaning of Section 422 of the Code, a participant will be taxed on the excess of the fair market value of the Shares on the date of exercise over the exercise price. A participant will generally have no taxable income upon exercising an ISO. If the participant does not dispose of Shares acquired pursuant to the exercise of an ISO within two years of the grant or one year of the exercise; any gain or loss realized on their subsequent disposition will be capital gain or loss; and the Company will not be entitled to a tax deduction. If such holding period requirements are not satisfied, the participant will generally realize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the Shares on the date of exercise (or, if less, the amount realized upon disposition) over the option price and the Company will be entitled to a tax deduction. Any remaining gain is taxed as long or short-term capital gain. The value of a stock unit at the time it converts to stock and the value of restricted stock at the time the restriction lapses are taxed as ordinary income to the participant.

     Accounting. Under Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, the impact options would have on earnings of the Company, if their value were treated as compensation expense, is disclosed in a footnote to the Company's consolidated financial statements. To the extent that options are granted with exercise prices lower than fair market value of the Shares on the date of grant or are granted to consultants, the Company will incur compensation expense.

     Past awards. The grants made in 2001 pursuant to the current stock incentive plan of the Company and the stock incentive plans of its predecessor, ANTEC Corporation, were as follows:

                                                               OPTIONS    UNITS
                                                              ---------   ------
John M. Egan................................................    268,000
Robert J. Stanzione.........................................    500,000
Lawrence A. Margolis........................................    110,000
Gordon E. Halverson.........................................     50,000
Ronald Coppock..............................................     26,667
All executive officers, including the above.................  1,310,983
All directors who are not executive officers................     40,000   29,400
All employees other than those who are executive officers...  2,818,795

     Not included in the above table are 95,056 restricted Shares granted to two new executive officers to replace incentive arrangements they had with Arris Interactive L.L.C. and the 55,327 restricted Shares granted to executive officers in 2001 for payment of bonuses earned for 2000. The stock units granted to directors convert to Shares at the time selected by each director at the time of grant. All the options have exercise prices equal to the market price on the date of grant, will expire in 10 years or sooner in certain circumstances, and will vest in full upon death, permanent full disability, or discharge without good cause (as defined in employment agreement if there is one) or in the case of directors, retirement after serving at least a total of five continuous years (or such lesser period as may be agreed upon by the Board of Directors). 1,982,872 of the options, including all the options granted to the five named executive officers, were 1/4 vested at time of grant with the remainder vesting equally over three years. These options provide that if the price of the Shares is at or above a specific price (which varies according to the exercise price of the ANTEC options previously granted to the grantee) for a specified period, they will be fully vested and will expire in 6 months. The remaining options vest 25% per year for four years, beginning on the first anniversary of the grant. The terms of grants under the Incentive Plan will be determined by the Committee.

     The last reported sales price of the Common Stock on April 24, 2002, was $9.09 per Share.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the rules of the Securities and Exchange Commission, the Company is required to report, based upon its review of copies of reports to the Securities and Exchange Commission about ownership of and transactions in its stock furnished to the Company and representations of its directors and officers about such ownership, that for 2001, a report to be filed on Form 5 was filed late by James Lakin, an executive officer, and reports to be filed on Form 3 as the result the formation of the Company in its current form on August 3, 2001 in connection with the acquisition of Arris Interactive L.L.C. were filed late by the following directors and executive officers: Ronald Coppock, Michael Durant, Gordon Halverson, Bryant Isaacs, James Lakin, William Lambert, David Potts, Robert Puccini, Larry Romrell, Leonard Travis and Bruce Van Wagner.

                      INDEPENDENT AUDITORS AND THEIR FEES

     The Audit Committee has selected Ernst & Young LLP as independent auditors of the Company for 2002. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders.

AUDIT FEES

     Fees for the last annual audit were $446,500.

ALL OTHER FEES

     All other fees for services for the last year were $1,711,600, including fees for audit related services of $591,800 and fees for non-audit related services of $1,119,800.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be present at the 2003 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 31, 2002 in order to be considered for inclusion in the Company's Proxy Statement and Proxy relating to the 2003 Annual Meeting of Stockholders.

                                   CONCLUSION

     The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Lawrence A. Margolis
                                          Lawrence A. Margolis, Secretary

April 29, 2002

                                                                        APPENDIX

                               ARRIS GROUP, INC.

                            AUDIT COMMITTEE CHARTER

                                  ORGANIZATION

     This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and forward any recommended changes to the board of directors for approval. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company, except as otherwise shall be approved by the board of directors in accordance with the requirements of Nasdaq. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

                              STATEMENT OF POLICY

     The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility relating to the Company's financial statements and the financial reporting process, the systems of internal accounting, operating and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

                         RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of its activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     - The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate, retain and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall select the Company's independent auditors.

     - The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting, operating and financial controls, including the Com-pany's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

     - The committee shall establish or approve guidelines for transactions with affiliates or related parties, which are not subsidiaries of the Company and approve or ratify those transactions which such guidelines require to be so acted upon.

     - The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     - The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including its judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                                ARRIS GROUP, INC.
                            2002 STOCK INCENTIVE PLAN


         1. PURPOSE AND EFFECTIVE DATE. Arris Group, Inc. (the "Company") has established this 2002 Stock Incentive Plan (the "Plan") to facilitate the retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders. The effective date of the Plan shall be the date it is approved by the stockholders of the Company.

         2. ADMINISTRATION. The Plan shall be administered by the Board of Directors, or the Compensation Committee of the Company's Board of Directors or such other Board committee as the Board may designate (the "Committee"). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee's interpretations of the Plan, and all actions taken by it and determinations made by it shall be binding on all persons. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.

         3. SHARES SUBJECT TO PLAN. A total of 2,500,000 shares of Common Stock of the Company ("Shares") may be issued pursuant to the Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. Grants of incentive awards under the Plan will reduce the number of Shares available thereunder by the maximum number of Shares obtainable under such grants. If all or any portion of the Shares otherwise subject to any grant under the Plan are not delivered for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant's investment in the Shares, such number of Shares shall be available again for issuance under the Plan. If any shares of Common Stock of the Company are delivered to the Company for the payment of the exercise price of an option to purchase Shares or the taxes on the issuance of Shares, the number of shares so delivered shall be added to the number of Shares that may be issued pursuant to the Plan. The number of Shares covered by or specified in the Plan and the number of Shares and the purchase price for Shares under any outstanding awards, may be adjusted proportionately by the Committee for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on the Shares, any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary cash dividend.

         4. ELIGIBILITY. All key employees, active consultants and directors of the Company and its subsidiaries are eligible to be selected to receive a grant under the Plan by the Committee. The Committee may condition eligibility under the Plan or participation under the Plan, and any grant or exercise of an incentive award under the Plan on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason. No person may be granted in any period of two consecutive calendar years, awards covering more than 750,000 Shares.

         5. AWARDS. The Committee may grant awards under the Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of section 422 of the Code), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights, and reload options to purchase additional Shares if Shares are delivered in payment of any other options, and shall establish the number of Shares subject to each such grant and the terms thereof, including any adjustments for reorganizations and dividends, subject to the following:

                  (a) All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

                  (b) The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant, except
                  (i) options or stock appreciation rights being granted to replace options or rights not initially granted by the Company or ANTEC Corporation may be granted with exercise prices that in the judgment of the Committee result in options or rights having comparable value to the options or rights being replaced, and (ii) up to 10% of the Shares may be granted pursuant to options or stock appreciation rights that have exercise prices of not less than 85% of the fair market value of a corresponding number of Shares as of the date of grant.

                  (c) No more than 25% of the Shares may be awarded in a form other than options or stock appreciation rights.

                  (d) No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments pursuant to Section 3 above shall not be considered repricing.

         6. AMENDMENT OF THE PLAN. The Board of Directors or the Committee may from time to time suspend, terminate, revise or amend the Plan or the terms of any grant in any respect whatsoever, provided that, without the approval of the stockholders of the Company, no such revision or amendment may increase the number of Shares subject to the Plan, change the provisions of
Section 5 above, or expand those eligible for grants under the Plan.

         Adopted as of 25th day of April, 2002, by the Compensation Committee of the Board of Directors of Arris Group, Inc.


                                                           ---------------------
                                                           James E. Knox
                                                           Assistant Secretary

                               ARRIS GROUP, INC.

           PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Robert J. Stanzione, Lawrence A. Margolis and David B. Potts and each of them, (with full power of substitution in each) proxies of the undersigned to vote at a special meeting of ARRIS Group, Inc. to be held at 10:00 a.m., eastern time, May 29, 2002, at the Company's corporate offices, 11450 Technology Circle, Duluth, Georgia, and at any adjournments thereof, all of the shares of Common Stock of ARRIS Group, Inc. in the name of the undersigned on the record date.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND IN FAVOR OF PROPOSAL 1 AS SET FORTH IN THE PROXY STATEMENT ACCOMPANYING THIS PROXY.

                   (Continued, and to be dated and signed on the reverse side.)



COMMENTS/ADDRESS CHANGE: PLEASE MARK
COMMENT/ADDRESS BOX ON REVERSE SIDE

------------------------------------       ARRIS GROUP, INC.
                                           P.O. BOX 11340
------------------------------------       NEW YORK, N.Y. 10203-0340

------------------------------------

------------------------------------

                           - DETACH PROXY CARD HERE -

--------------------------------------------------------------------------------

[ ] MARK, SIGN, DATE AND RETURN                   [X]
    THE PROXY CARD PROMPTLY             VOTES MUST BE INDICATED
    USING THE ENCLOSED ENVELOPE.        (X) IN BLACK OR BLUE INK.


1.  Election of the following nominees and directors:

    FOR all nominees [ ]      WITHHOLD AUTHORITY to vote    [ ]      *EXCEPTIONS [ ]
    listed below              for all nominees listed below
                                                                                            PLEASE CHECK BOX IF YOU INTEND     [ ]
                                                                                            TO BE PRESENT AT MEETING.
Nominees: Harry L. Bosco, J.A. Ian Craig, John M. Egan, James L. Faust, Craig
          Johnson, William H. Lambert, John R. Petty, Larry Romrell, Sue                    COMMENT/ADDRESS CHANGE
          Spradley, Robert J. Stanzione, and Bruce Van Wagner.                              Please mark this box if you have
                                                                                            written comment/address change
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE           on the reverse side.               [ ]
"EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).
*Exceptions
           -----------------------------------------------------------------------

                                                           FOR  AGAINST  ABSTAIN
2.  Proposal 1, approval of the 2002 Stock Incentive Plan  [ ]    [ ]      [ ]

3. In their discretion, such other matters as properly may come before the meeting or at any adjournment thereof.

                                                                                     -----------------------------------------------
                                                                                                        SCAN LINE
                                                                                     -----------------------------------------------

                                                                              IMPORTANT: Please date this proxy and sign exactly
                                                                              as your name appears hereon. If stock is held jointly,
                                                                              both holders should sign. Executors, administrators,
                                                                              trustees, guardians and officers signing in a
                                                                              representative capacity should give full title.

                                                                Date       Share Owner sign here        Co-Owner sign here

                                                                ---------  --------------------------   ---------------------------